UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 12, 2016

PARSLEY ENERGY, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36463	46-4314192
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

303 Colorado Street, Suite 3000

Austin, Texas 78701

(Address of Principal Executive Offices)

(Zip Code)

(737) 704-2300

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Indenture and 2025 Notes

On December 13, 2016, Parsley Energy, LLC (“Parsley LLC”), Parsley Finance Corp. (“Finance Corp.” and together with Parsley LLC, the “Issuers”), certain subsidiaries of Parsley LLC (the “Guarantors”) and U.S. Bank, National Association, as trustee (the “Trustee”), entered into an indenture (the “Indenture”) pursuant to which the Issuers issued $650 million in aggregate principal amount of 5.375% senior unsecured notes due 2025 (the “2025 Notes”). The 2025 Notes are senior unsecured obligations of the Issuers. The 2025 Notes are fully and unconditionally guaranteed on a senior unsecured basis by the existing subsidiaries of Parsley LLC that guarantee its indebtedness under its revolving credit facility, other than Finance Corp. The 2025 Notes are not guaranteed by Parsley Energy, Inc. (the “Company”), Parsley LLC’s sole managing member and controlling equity holder, and the Company is not subject to the terms of the Indenture.

Interest and Maturity

The 2025 Notes will mature on January 15, 2025. The 2025 Notes bear interest at the rate of 5.375% per annum, payable in cash semi-annually in arrears on each January 15 and July 15, commencing July 15, 2017.

Optional Redemption

At any time prior to January 15, 2020, the Issuers may, from time to time, redeem up to 35% of the aggregate principal amount of the 2025 Notes with an amount of cash not greater than the net cash proceeds of certain equity offerings at a redemption price equal to 105.375% of the principal amount of the 2025 Notes redeemed, plus accrued and unpaid interest, if any, to the date of redemption, provided that at least 65% of the aggregate principal amount issued under the Indenture remains outstanding immediately after such redemption and the redemption occurs within 120 days of the closing date of such equity offering.

At any time prior to January 15, 2020, the Issuers may, on any one or more occasions, redeem all or a part of the 2025 Notes at a redemption price equal to 100% of the principal amount of the 2025 Notes redeemed, plus a “make-whole” premium as of, and accrued and unpaid interest, if any, to, the date of redemption.

On and after January 15, 2020, the Issuers may redeem the 2025 Notes, in whole or in part, at the redemption prices set forth below, plus accrued and unpaid interest, if any, to the date of redemption, if redeemed during the twelve-month period beginning on January 15 of the years indicated below:

YEAR	PERCENTAGE
2020	104.031%
2021	102.688%
2022	101.344%
2023 and thereafter	100.000%

Change of Control

If the Issuers experience certain kinds of changes of control, each holder of 2025 Notes may require the Issuers to repurchase all or a portion of its 2025 Notes for cash at a price equal to 101% of the aggregate principal amount of such 2025 Notes, plus any accrued but unpaid interest to the date of repurchase.

Certain Covenants

The Indenture contains covenants that, among other things and subject to certain exceptions and qualifications, limit the Issuers’ ability and the ability of their restricted subsidiaries to: (i) incur or guarantee additional indebtedness or issue certain types of preferred stock; (ii) pay dividends on capital stock or redeem, repurchase or retire capital stock or subordinated indebtedness; (iii) transfer or sell assets; (iv) make investments; (v) create certain liens; (vi) enter into agreements that restrict dividends or other payments from their subsidiaries to them; (vii) consolidate, merge or transfer all or substantially all of their assets; (viii) engage in transactions with affiliates; and (ix) create unrestricted subsidiaries.

Events of Default

Upon an Event of Default (as defined in the Indenture), the trustee or the holders of at least 25% of the aggregate principal amount of then outstanding 2025 Notes may declare the 2025 Notes immediately due and payable, except that a default resulting from certain events of bankruptcy or insolvency with respect to Parsley LLC, any restricted subsidiary of Parsley LLC that is a significant subsidiary or any group of restricted subsidiaries that, taken together, would constitute a significant subsidiary, will automatically cause all outstanding 2025 Notes to become due and payable.

The foregoing description of the Indenture is qualified in its entirety by reference to such Indenture, a copy of which is attached hereto as Exhibit 4.1 and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included or incorporated by reference in Item 1.01 above is incorporated herein by reference.

Item 8.01	Other Events.

On December 12, 2016, Parsley LLC issued a press release announcing the expiration of its cash tender offer (the “Tender Offer”) to purchase any and all of the outstanding aggregate principal amount of the 7.500% Senior Notes due 2022 (the “2022 Notes”) issued by the Issuers pursuant to the Indenture, dated as of February 5, 2014 (as supplemented by the First Supplemental Indenture thereto, dated as of August 25, 2016, and the Second Supplemental Indenture thereto, dated as of October 27, 2016).

At the time of expiration of the Tender Offer, $487,715,000 aggregate principal amount of the 2022 Notes (approximately 88.7%) was validly tendered, which did not include $1,222,000 aggregate principal amount of the 2022 Notes that remain subject to guaranteed delivery procedures. Parsley LLC accepted for payment all such 2022 Notes validly tendered and not validly withdrawn in the Tender Offer and made payment for such 2022 Notes on December 13, 2016. Any 2022 Notes that remain outstanding following the guaranteed delivery settlement date on December 15, 2016, will be redeemed on January 5, 2017, pursuant to the notice of conditional redemption issued on December 6, 2016.

Item 9.01	Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit No.	Description

4.1	Indenture, dated December 13, 2016, by and among Parsley Energy, LLC, Parsley Finance Corp., the subsidiary guarantors named therein and U.S. Bank National Association, as trustee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 13, 2016

PARSLEY ENERGY, INC.

By:	/s/ Colin W. Roberts
Name:	Colin W. Roberts
Title:	Vice President—General Counsel

EXHIBIT INDEX

Exhibit No.	Description

4.1	Indenture, dated December 13, 2016, by and among Parsley Energy, LLC, Parsley Finance Corp., the subsidiary guarantors named therein and U.S. Bank National Association, as trustee.

5